SEPARATION AGREEMENT



     THIS SEPARATION AGREEMENT ("Agreement") is made by and between Richard D. Moseley ("Moseley"), together with each and every dependent, heir, agent, executor, legal representative, successor and assign of Moseley, and ImageMax, Inc., a Pennsylvania corporation ("Parent"), and its subsidiaries (the Parent and its subsidiaries collectively referred as the "Company"), together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

     WHEREAS, Moseley and the Company have agreed that he should resign his employment with the Company; and

     WHEREAS, Moseley and the Parent, on its own behalf and on behalf of each Company, desire to set forth herein their entire understanding and agreement regarding such resignation.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Moseley and the Parent, on its own behalf and on behalf of each Company, acting of his and its own free will, and intending to be legally and irrevocably bound hereby, agree as follows:

     1. Resignation. Moseley hereby resigns his employment, effective on September 28, 1998; provided, however, until October 28, 1998, Moseley shall continue to provide transition services to the Company in connection with the projects on which he is working as of the date hereof (the "Transition Services"). Except as otherwise set forth herein, the Employment Agreement between the Parent and Moseley dated April 15, 1998, a copy of which is attached hereto as Exhibit A (the "Employment Agreement") and the Term of the Employment Agreement (as that term is used therein), shall terminate as of September 28, 1998.

     2. Severance Payments. The Company agrees to pay Moseley (collectively referred to as the "Severance Payments"):

        (a) Twenty-One Thousand Six Hundred Sixty-Seven Dollars ($21,667), subject to all applicable federal, state and local tax, to be paid by check on September 28, 1998;

        (b) Subject to the reasonable satisfactory completion of the Transition Services as determined by Andrew Bacas (acting Chief Executive Officer), Ten Thousand Eight-Hundred Thirty-Three Dollars ($10,833), subject to all applicable federal, state and local tax, to be paid by check on upon completion of the Transition Services; provided, however, that notwithstanding anything in this subparagraph 2(a) to the contrary, such amount shall be immediately paid to Moseley if Andrew Bacas is no longer the acting Chief Executive Officer of the Company;

        (c) Subject to Section 15 below, on December 28, 1998, the sum of Thirty-Two Thousand Five Hundred Dollars ($32,500.00) subject to all applicable federal, state and local tax, to be paid by check on December 28, 1998;

        (d) Subject to Section 15 below, beginning March 28, 1999 and continuing on the 28th day of each month thereafter until September 28, 1999, the sum of Sixty-Five Thousand Dollars ($65,000.00), in six (6) equal installments of $10,833.33 each, subject to all applicable federal, state and local tax; and

        (e) Five Thousand Dollars ($5,000.00), subject to all applicable federal, state and local tax, to be paid by check on September 28, 1998 in lieu of ten (10) days accrued vacation.

     3. Change of Control. In addition to the applicable Severance Payments, the completion of a Sale of the Parent or a Change of Control (each as defined below) prior to September 28, 2000, the Parent or the successor to all or substantially all of the Parent's assets, capital stock or business (the "Successor Entity"), as the case may be, shall pay to Moseley by check the sum of Sixty-Five Thousand Dollars ($65,000.00), subject to all applicable federal, state and local tax. For purposes of this Agreement: (i) a "Change of Control" means the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Parent, in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the then outstanding stock of the Parent to one or more Persons, other than (A) any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates or (B) any such transaction effected primarily to reincorporate the Parent in another jurisdiction; (ii) "Affiliate" means, with respect to any stockholder of the Parent, (W) any Person directly or indirectly controlling, controlled by or under common control with such stockholder, (X) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such stockholder, (Y) any officer, director or general partner of such stockholder, or (Z) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the outstanding voting securities of any Person described in clauses (W) through (Y) of this sentence; (iii) "Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association; and (iv) "Sale of the Parent" means a sale, transfer, assignment or other disposition (including by merger or consolidation) of all of the outstanding stock of the Parent, or of all or substantially all of the assets of the Parent, or a liquidation or dissolution of the Parent; provided, however, that a "Sale of the Parent" shall not include the consummation of a public offering of common stock of the Parent pursuant to a registration statement or any transaction effected primarily to reincorporate the Parent in another jurisdiction.

     4. Relocation Expenses. The Company agrees to pay Moseley the sum of Twenty Thousand Dollars ($20,000.00) (the "Base Relocation Expense Payment"), plus any reasonable expenses associated with his relocation and the sale of his home in Indiana, including any loss on the sale of such home (together with the Base Relocation Expense Payment, the "Aggregate Relocation Expense Payment"). The Aggregate Relocation Expense Payment shall not exceed Thirty-Five Thousand Dollars ($35,000.00). The Company shall pay the Base Relocation Expense Payment by check on September 28, 1998. Moseley agrees to submit to James D. Brown, the Chief Financial Officer of the Company, all receipts or documentation reflecting the reasonable expenses associated with his relocation and sale of his home in Indiana, including any loss on the sale of such home. Once such reports are processed, the Company will promptly reimburse the remaining unpaid portion of the Aggregate Relocation Expense Payment.

     5. Out Placement Service Expenses. The Company agrees to pay the reasonable expenses associated with Moseley's use of an out placement service to secure employment. However, such payment shall be subject to review by James D. Brown, the Chief Financial Officer of the Company or such other officer as the Company so determines, and shall not exceed Fifteen Thousand Dollars ($15,000.00).

     6. Business Expense Reimbursement. The Company agrees to reimburse Moseley in accordance with its existing business practices for his reasonable business expenses related to the Company prior to September 28, 1998 which have not yet been reimbursed (the "Non-Reimbursed Expenses"). Within ten (10) days of the execution hereof, Moseley agrees to submit to James D. Brown, the Chief Financial Officer of the Company, the appropriate expense reports reflecting such expenses. Once such reports are processed, the Company will promptly reimburse Moseley for the Non-Reimbursed Expenses.

     7. Option Continuation. The Company hereby agrees that the option to purchase 50,000 shares of common stock of the Company granted to Moseley as of April 15, 1998 pursuant to a Non-Qualified Stock Option Agreement (the "Option Agreement") shall, notwithstanding terms in the Option Agreement or the Company's 1997 Incentive Plan to the contrary, vest according to the existing vesting schedule set forth in the Option Agreement and the portion so vested shall be exercisable in accordance with the Option Agreement until (i) April 15, 2003, (ii) a Change of Control or (iii) the Sale of the Parent, whichever first occurs.

     8. Medical Benefit Continuation. The Company agrees to continue paying for a period of one year, beginning on September 28, 1998, Moseley's group medical coverage through his former employer which he retained upon separation from his former employer pursuant to his statutory rights under COBRA. The Company's obligation to continue paying for such medical coverage under Moseley's former employer group medical plan will cease if

Moseley becomes eligible to participate in a comparable medical plan with a new employer. In this case, Moseley agrees to immediately provide written notification of this fact to the Vice President of Human Resources of the Company and the (acting) Chief Executive Officer of the Company.

     9. Attorneys' Fees. Upon presentation of appropriate invoices, the Company agrees to reimburse Moseley for all reasonable attorneys' fees incurred on or prior to October 2, 1998 in connection with Moseley's separation from employment and the negotiation of this Agreement, in a sum not to exceed Three Thousand Dollars ($3,000.00).

     10. Return of Moseley's Personal Property. The Company agrees to return to Moseley, within five (5) business days of the execution of this Agreement, his personal property, if any, within its possession or control. Moseley expressly agrees that the Company may retain copies of any information embodied by, or contained in, the property turned over to Moseley under the terms of this paragraph if the Company reasonably believes that the information serves its business needs.

     11. Return of Company Property. Moseley agrees to return to the Company, within five (5) business days of the execution of this Agreement, all Company property in his possession or control. Moseley further agrees that he will not make, retain or remove any copies of any of the foregoing. Notwithstanding the foregoing, Moseley shall: permanently retain the Company owned laptop computer in his possession at the time of this Agreement; and shall retain one copy of DocuROM software (including fully paid maintenance and support of the DocuROM software) until September 28, 1999, after which he will promptly return such software to the Company.

     12. Use of Office Infrastructure. The Company agrees to allow Moseley the reasonable use of the Company's offices, including support infrastructure (e.g., photocopying, phone access, and secretarial access) until April 28, 1999, such usage to be utilized during the Company's regular business hours. Moseley shall not be responsible for the reasonable payment of any such usage, which may be terminated by the Company at any time by payment to Moseley of the sum of Five Hundred Dollars ($500.00).

     13. Mutual Release of Claims. Moseley hereby completely remises, releases, relinquishes, waives and forever discharges the Company, together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or in equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements or costs of any kind which Moseley ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to the Company or his employment with the Company, or the termination of that employment; provided, however, that nothing contained herein shall release the Company from its obligations under this Agreement, the Parent's registration rights obligations arising out of the Shareholders' Agreement dated as of November 19, 1996, as amended (the "Shareholders' Agreement"), or the Parent's obligations under the Option Agreement. Moseley agrees that he has executed this Release on his own behalf, and also on behalf of his dependents, heirs, agents, executors, legal representatives, successors and assigns. This Release includes, but is not limited to, a release of any rights or claims he may have for, or pursuant to, the Pennsylvania Wage Payment and Collection Law or any other state or local wage payment statute, the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act (ADA), the Employer Retirement and Income Security Act (ERISA), any other federal, state or local laws or regulations prohibiting employment discrimination, breach of any express or implied contract, wrongful termination or any other tort claims, including claims for attorneys' fees, whether based on common law or otherwise. Moseley understands, however, that by signing this Release, he does not waive rights to:
(a) any claims arising under any applicable worker's compensation laws; (b) any claims which the law states may not be waived; or (c) his vested rights, if any, under the regular employment benefit plans of the Company, in effect as of the date of this Agreement.

     The Parent, on its own behalf and on behalf of each Company, hereby completely remises, releases, relinquishes, waives and forever discharges Moseley and his dependents, heirs, agents, executors, legal representatives, successors and assigns, of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorney's fees), reimbursements or costs of any kind which the Company ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to the Company or his employment with the Company, or the termination of that employment; provided however, that nothing contained herein shall release Moseley from: (i) his obligations under this Agreement; (ii) his obligations under Sections 6 (confidentiality), 7 (ownership of proprietary information) and 20 (specific performance) of the Employment Agreement; and (iii) his obligations under Section 8 (non-competition) of the Employment Agreement (as amended and restated in paragraph 14 of this Agreement.) The Parent agrees that it has executed this Release on its own behalf and on behalf of each Company, and also on behalf of each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

     14. Amendment and Restatement of Covenant Not to Compete in Employment Agreement. Section 8 of the Employment Agreement is hereby amended and restated as follows:

     "8. Covenant Not to Compete. The Employee shall not, until September 28, 1999 (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Parent:

        (a) compete with the Company or any of its respective affiliates or subsidiaries, or any of their respective successors or assigns, whether now existing or hereafter created or acquired (collectively, the "Related Companies"), in any document management business conducted during the Term or, as of September 28, 1998, contemplated to be conducted (as has been determined by the Board) or in any other business conducted by the Company in which the Employee is or has been actively engaged (the "Restricted Business") within any geographic area located within the United States of America, its possessions or territories (the "Restricted Area");

        (b) become interested (whether as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity that competes, with the Related Companies in the Restricted Business within the Restricted Area; if such interest would constitute a violation of Section 8(a) hereof; provided, however, that nothing contained in this Section 8(b) shall prohibit Employee from (i) owning, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any publicly held company listed on a well-recognized national securities exchange or on an interdealer quotation system of the National Association of Securities Dealers, Inc., (ii) becoming employed by or consulting to any person, firm, corporation, association or other entity that has annualized gross revenue of less than Five Million Dollars ($5,000,000) as of the end of the calendar month preceding the commencement date of such employment or consulting; or (c) consulting to any person, firm, corporation, association or other entity that has annualized gross revenue of less than One Hundred Million Dollars ($100,000,000) as of the end of the calendar month preceding the commencement of such consulting, so long as Moseley's gross compensation for such consulting does not exceed One Hundred Thousand Dollars ($100,000) prior to September 28, 1999.

        (c) influence or attempt to influence any supplier, customer or potential customer of the Company or any of the Related Companies to terminate or modify any written or oral agreement or course of dealing with the Company or the Related Companies; or

        (d) influence or attempt to influence any person (other than a family member) to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company or any of the Related Companies, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or any of the Related Companies as an employee, consultant, agent or distributor of the Company or the Related Companies at any time during the one year period immediately preceding September 28, 1998."

     15. Release of Covenant Not to Compete. The Company agrees to release Moseley from his Covenant Not to Compete set forth in Section 8 of his Employment Agreement (as restated in paragraph 14 of this Agreement); provided, however that Moseley agrees in writing to forfeit the unpaid Severance Payments set forth in paragraphs 2(b), (c) and (d) of this Agreement and further payments of out placement service expenses under paragraph 5 of this Agreement after such date. Such forfeiture shall not affect Moseley's other rights and obligations under this Agreement or Moseley's rights and the Company's obligations under the Shareholders' Agreement or the Option Agreement.

     16. Non-Defamation. Each party further agrees not to intentionally defame the other with respect to matters arising prior to the date of the execution of this Agreement.

     17. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to final and binding arbitration by a panel of three arbitrators in Philadelphia, Pennsylvania, under, and in accordance with, the Individual Employment Rules and Procedures of the American Arbitration Association. In any such proceeding, the prevailing party shall be entitled to an award of reasonable attorneys' fees, cost and expenses.

     18. Governing Law; Enforcement. This Agreement shall be governed by and construed and enforced under the laws of the Commonwealth of Pennsylvania. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Moseley's employment or other positions with the Company and/or the termination thereof.

     19. Review and Counsel. Moseley hereby acknowledges that, in connection with this Agreement, he is acting of his own free will, that he has been afforded ample opportunity to read and review the terms of this Agreement, that he has read and reviewed the terms of this Agreement, that he has been represented by counsel of his own selection and has relied upon the advice of such counsel in connection with this Agreement and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects.

     20. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their dependents, heirs, executors, legal representatives, successors and assigns.

     21. Notices. All notices, requests, payments, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, deposited with a recognized overnight courier for next day delivery or telecopied to such party at his or its address set forth below or such other address as such party may specify by notice to the other party hereto.

     If to Moseley, to:

             Richard D. Moseley
             510 East 75th Street
             Indianapolis, IN  46240


     If to the Company, to:

             ImageMax, Inc.
             1100 Hector Street
             Suite 396
             Conshohocken, PA  19428
             Attention:  Chairman

             With a copy to:

             Pepper Hamilton LLP
             3000 Two Logan Square
             18th and Arch Streets
             Philadelphia, PA  19103
             Telecopier:  (215) 981-4750
             Attention:  Barry M. Abelson, Esquire

     22. Entire Agreement; Etc. This Agreement represents the entire understanding of the parties hereto with reference to the subject matters hereof and supersedes any and all other oral or written agreements heretofore or contemporaneously made.

     23. Headings. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     24. Counterparts and Facsimile Signatures. This Agreement may be delivered by telecopied signatures and executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     25. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, Moseley and the Parent, on its own behalf and on behalf of each Company, each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.


 /s/ Richard D. Moseley                      Witness: /s/ Patricia K. McLaughlin
--------------------------------------                --------------------------
     Richard D. Moseley

Date:  September 30, 1998
     ---------------------------------

On behalf of IMAGEMAX, INC.:


By: /s/ Lewis E. Hatch, Jr.
   -----------------------------------
     Name: Lewis E. Hatch, Jr.


By: /s/ Andrew Bacas
   -----------------------------------
     Name: Andrew Bacas

Date:  September 30, 1998
     ---------------------------------